Exhibit 19

                           PROXY INFORMATION STATEMENT


     This Proxy Information Statement is being furnished by Mr. Arie Genger and Mr. Barnard J. Gottstein to the shareholders of ESC Medical Systems Ltd., an Israeli corporation (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Extraordinary General Meeting (within the meaning of such term under the Company's Articles of Association and/or Section 109 or Section 110 of the Israel Companies Ordinance ("Section 109/110") of the Company (the "Meeting") to be convened on June 2, 1999 and any adjournment(s) or postponement(s) thereof (except for adjournment(s) for absence of quorum at a Meeting convened pursuant to Section 109/110), for the purposes of (i) removing any or all of the then-current directors from the Board of Directors of the Company (the "Board") (other than Mr. Thomas Hardy and Dr. Shimon Eckhouse), including all directors who shall be appointed through the date of such Meeting, if any, and electing the nominees set forth below under the Section "Proxy Information Statement Concerning the Nominees to the Board of Directors of the Company," and (ii) transacting such other business that may properly come before the Meeting and any adjournment(s) or postponement(s) thereof (except for adjournment(s) for absence of quorum at a Meeting convened pursuant to Section 109/110). This Proxy Information Statement should be read in conjunction with the accompanying materials, all of which is incorporated by reference herein.

     Holders of record of the Ordinary Shares of the Company (the "Ordinary Shares") as of the close of business on May 10, 1999, are entitled to receive notice of, and to vote at, the Meeting. Pursuant to the Company's Articles of Association, the holders of a majority of the voting power represented at a General Meeting in person or by proxy and voting thereon at such Meeting shall be entitled to remove any directors(s) from office, to elect directors instead of directors so removed or to fill any vacancy, however created, in the Board of Directors.

     Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. When no specification is made on a properly executed and returned proxy, the shares will be voted FOR the removal of all directors of the Board of Directors of the Company (other than Thomas Hardy and Shimon Eckhouse), including all directors who shall be appointed through the date of such Meeting, if any, and FOR the election of all of the nominees for directors listed below under the Section "Proxy Information Statement Concerning the Nominees to the Board of Directors of the Company." None of Michael Zellermayer, Avi D. Pelossof nor Yoram Ashery (of Zellermayer & Pelossof, Advocates, Tel Aviv, Israel, the legal representatives of Messrs. Genger and Gottstein and proxies for the Meeting) has been informed of any matters to come before the Meeting other than the matters referred to in this Proxy Information Statement. If, however, any matters properly come before the Meeting, it is the intention of Mr. Zellermayer or, in his absence, Mr. Pelossof or, in their absence, Mr. Ashery, to vote such proxies in accordance with their respective


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discretionary authority to act in their respective best judgment. To be voted, proxies must be filed with Mr. Zellermayer, Mr. Pelossof or Mr. Ashery prior to voting through a proxy solicitation service or otherwise. Proxies may be revoked before voting by filing a notice of revocation with Mr. Zellermayer, Mr. Pelossof or Mr. Ashery, by filing a later dated instrument appointing a proxy with Mr. Zellermayer, Mr. Pelossof or Mr. Ashery or by voting in person at the Meeting. Any notice of revocation and any later dated instrument appointing a proxy filed with Mr. Zellermayer, Mr. Pelossof or Mr. Ashery will be forwarded to the Company.

     Your vote is important. Please complete, date, sign and return the enclosed proxy and Instrument of Appointment as promptly as possible in order to ensure your representation at the Meeting. A return envelope (which is postage-prepaid) is enclosed for that purpose. Even if you have given your proxy and Instrument of Appointment, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.



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                     PROXY INFORMATION STATEMENT CONCERNING
              THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY

     The nominees for membership on the Board, named in the table below, have furnished to Mr. Genger and Mr. Gottstein the following information concerning their principal occupations, business addresses and other matters. The nominees are Aharon Dovrat, Philip Friedman, Darrell S. Rigel, M.D., S.A. Spencer, Mark
H. Tabak and Professor Zehev Tadmor (collectively, the "Nominees"). Other than Mr. Dovrat, all of the nominees are United States citizens or residents and, as a result, the Company may become subject to the U.S. securities laws in the same manner as U.S. companies. Except as disclosed herein, (a) none of the Nominees has ever served as an officer, director or employee of the Company, and (b) there are no arrangements or understandings between any Nominee and any other person pursuant to which he was selected as a Nominee or director of the Company.

Biographical Information

     Aharon Dovrat. Mr. Dovrat, age 67, is the founder and chairman of Dovrat & Company, Ltd., a privately-held investment company, and the founder and chairman of Isal, Ltd., a publicly-traded investment company, since their inception in January 1999. Between 1991 and December 1998, Mr. Dovrat served as chairman of Dovrat, Shrem & Company, Ltd., a company publicly traded on the Tel-Aviv Stock Exchange that divides its operations into the areas of investment banking and direct investment funds management, underwriting, securities and brokerage services, real estate and industry. Between 1965 and 1991, Mr. Dovrat served as president and chief executive officer of Clal (Israel) Ltd., a holding company which, by 1991, had become Israel's largest independent conglomerate, with capital of over $400 million and aggregate annual sales in excess of $2.5 billion. Mr. Dovrat serves as a member of the board of directors of OSHAP Technologies Ltd., a software company, of Technomatix Technologies Ltd., a software company, and of Delta Galil Ltd., a textile company. Mr. Dovrat's address is c/o Dovrat & Company, Ltd., 37 Shaul Hamelech Boulevard, Tel Aviv, Israel 64928.

     Philip Friedman. Mr. Friedman, age 50, is the founder, president and chief executive officer of Computer Generated Solutions, Inc., a privately-held company founded by Mr. Friedman in 1984 that specializes in providing comprehensive computer technology and business solutions to companies across the globe in a wide variety of industries. Mr. Friedman's address is c/o Computer Generated Solutions, Inc., 1675 Broadway, New York, New York 10019.

     Darrell S. Rigel, M.D. Dr. Rigel, age 48, has been a faculty member at New York University Medical School ("NYU") since 1979, and is currently a physician and Clinical Professor of Dermatology at NYU, and is also an Adjunct Professor of Dermatology at Mt. Sinai School of Medicine in New York City. Dr. Rigel is currently serving as president of a national medical organization. In 1996, Dr. Rigel founded Interactive Horizons, Inc., a


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privately-held company in the industry of interactive computer systems for which
Dr. Rigel serves as its president. Dr. Rigel graduated from Massachusetts Institute of Technology with an SB and an SM in Management Information Sciences. Dr. Rigel's address is 35 East 35th Street, #208, New York, New York 10016.

     S.A. Spencer. Mr. Spencer, age 67, is the founder, chief executive officer and principal investor of Holding Capital Group, LLC, a private LBO, MBO, venture capital and investment firm founded by Mr. Spencer in 1976. Mr. Spencer serves as a member of the board of directors of Trans-Resources, Inc., a company founded by Mr. Arie Genger. Mr. Spencer's address is c/o Holding Capital Group, LLC, 104 Crandon Boulevard, Suite 409, Key Biscayne, Florida 33149.

     Mark H. Tabak. Mr. Tabak, age 49, is the founder, president and chief executive officer of International Managed Care Advisors, LLC, a company Mr. Tabak founded in 1996 that invests in and develops managed care-type delivery systems addressing mainly primary care needs in Latin America, Western and Central Europe and Asia, among other regions. Mr. Tabak is also presently affiliated with Capital Z Partners, a $3 billion fund focusing on investing in healthcare, insurance and financial services. Between 1993 and July 1996, Mr. Tabak served as president of AIG Managed Care, Inc., a subsidiary of American International Group. Between 1990 and 1993, Mr. Tabak served as president and chief executive officer of Group Health Plan. Between 1986 and 1990, Mr. Tabak served as president and chief executive officer of Clinical Pharmaceuticals, Inc., a pharmacy benefit management company founded by Mr. Tabak in 1986. Between 1982 and 1986, Mr. Tabak served as president and chief executive officer of HealthAmerica Development Corporation. Mr. Tabak serves as a director and as a member of the audit committee of Ceres Group, a company that specializes in the health insurance industry. Mr. Tabak's address is c/o Capital Z Partners, One Chase Manhattan Plaza, 44th Floor, New York, New York 10005.

     Professor Zehev Tadmor. Professor Tadmor, age 62, is serving as a Distinguished Institute Professor at the Department of Chemical Engineering at the Technion Israel Institute of Technology, Israel's major technological scientific research university (the "Technion"), which he joined in 1968, and has served as the chairman of the board of the S. Neaman Institute for Advanced Studies in Science & Technology at the Technion since October 1998. Between October 1990 and September 1998, Professor Tadmor served as president of the Technion. Professor Tadmor serves as a member of the board of directors of Haifa Chemicals Ltd., a chemical and fertilizer company and a wholly-owned subsidiary of Trans-Resources, Inc., a company founded by Mr. Genger. Professor Tadmor also serves as a member of the Technological Advisory Council of Publicard. Professor Tadmor's address is 62 Tishbi Street, Haifa, Israel 34523.

     The Nominees have consented to serve as directors, if elected. In the event a Nominee named in this Proxy Statement is unable to serve or will not serve as a director of the Company,



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Mr. Zellermayer or, in his absence, Mr. Pelossof or, in their absence, Mr.
Ashery, will vote the proxies solicited hereby at the Meeting for a substitute nominee to be selected by Mr. Zellermayer or, in his absence, Mr. Pelossof or, in their absence, Mr. Ashery, in their respective discretion.

Stockholdings in the Company

     None of the Nominees beneficially own any ordinary shares of the Company, except as follows:

          Mr. Dovrat beneficially owns an aggregate of 20,000 ordinary shares (less than 1% of the 27,301,339 ordinary shares issued and outstanding as of March 25, 1999). Mr. Dovrat has sole voting and dispositive power with respect to all of such ordinary shares.

          Mr. Friedman beneficially owns an aggregate of 25,000 ordinary shares (less than 1% of the 27,301,339 ordinary shares issued and outstanding as of March 25, 1999). Mr. Friedman shares voting and dispositive power with his wife with respect to all of such ordinary shares.

          Mr. Spencer beneficially owns an aggregate of 11,000 ordinary shares (less than 1% of the 27,301,339 ordinary shares issued and outstanding as of March 25, 1999). Mr. Spencer shares voting and dispositive power with his wife with respect to all of such ordinary shares.

Relationships and Related Transactions

     Transactions with Management and Others. Except as otherwise disclosed in this Proxy Information Statement, none of the Nominees is currently involved, or has been involved since January 1, 1998, in any transaction, series of transactions or proposed transactions to which the Company or any of its subsidiaries, Mr. Gottstein or Mr. Genger (including, without limitation, Trans-Resources, Inc. and its subsidiaries) was or is to be a party.

     Certain Business Relationships. Except as set forth below, none of the Nominees is currently, or has been since January 1, 1998, involved in any business relationship with the Company or any of its subsidiaries, Mr. Gottstein or Mr. Genger (including, without limitation, Trans-Resources, Inc. and its subsidiaries).

          Mr. Spencer serves as a member of the board of directors of Trans-Resources, Inc., a company founded by Mr. Arie Genger, for which he receives $15,000 annually. In


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     addition, Mr. Spencer's firm provides investment banking advice to
     Trans-Resources, Inc., for which his firm has received no compensation since January 1, 1998.

          Professor Tadmor serves as a member of the board of directors of Haifa Chemicals Ltd., a wholly-owned subsidiary of Trans-Resources, Inc, for which he receives $15,000 annually. In addition, Professor Tadmor is a scientific technological consultant to Trans-Resources, Inc., for which he receives a retainer fee on a month-to-month basis.

     Indebtedness of Management. None of the Nominees has been indebted to the Company or any of its subsidiaries, Mr. Gottstein or Mr. Genger (including, without limitation, Trans- Resources, Inc. and its subsidiaries) since January 1, 1998.


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                     PROXY INFORMATION STATEMENT CONCERNING
                           PERSONS MAKING THE PROPOSAL

     Arie Genger, age 54, is the Chairman and Chief Executive Officer of Trans-Resources, Inc. ("TRI"), a privately-owned chemical and fertilizer company that he founded in 1985. TRI has 13 manufacturing plants in the United States, Canada, France, Hungary, Spain and Israel. Through TRI, Mr. Genger is one of the largest foreign private investors in the State of Israel. In 1989, at the invitation of Laser Industries Limited's ("Laser") management, TRI purchased the largest single block of shares in Laser. At the time, Laser had a market capitalization of about $10 million and was teetering on the verge of bankruptcy. Shortly after purchasing the dominant ownership position in Laser, the new board overhauled management and refocused it on both a sales growth and an application diversification effort. The initiatives adopted by management enabled Laser to grow sales and net income (loss) from $28.9 million and ($17.2) million in 1989 to $58.7 million and $8.8 million in 1996, respectively. In the beginning of 1998, Laser merged with ESC at a valuation of about $245.1 million. Prior to founding TRI, Mr. Genger was recruited from the United States to join the Israeli government as both the assistant defense and economic minister in 1981.

     Barnard J. Gottstein, age 73, is a founding investor in the Company. In addition, in 1949 and just out of college, Mr. Gottstein took over management of J.B. Gottstein & Co., an Alaskan wholesale grocery company founded by his father in 1915. With Mr. Gottstein as Chairman and President, the company eventually became the largest wholesale grocery distributor in Alaska. In 1974, Mr. Gottstein merged his wholesale business with a grocery store chain to form Carr-Gottstein, Inc. The wholesale/retail grocery business became the dominant food supplier in Alaska with annual sales of $550 million and 2,600 employees. Also, the company created Carr-Gottstein Properties, which became the largest real estate developer and owner in Alaska. In 1990, the grocery wholesale and retail operations were sold for $300 million, but Mr. Gottstein still owns and remains active in Carr-Gottstein Properties. Since 1990, Mr. Gottstein has become an investor in many publicly- and privately-held companies, including the Company. In 1992, Mr. Gottstein began investing in the Company, and since then has watched the Company's progress with great interest.



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